Exhibit 21.1
SUBSIDIARIES OF COREBRIDGE FINANCIAL, INC.
as of December 31, 2025

Legal Name	Jurisdiction of Incorporation or Organization

Corebridge Financial, Inc.	Delaware
Corebridge Life Holdings, Inc.	Texas
AGC Life Insurance Company	Missouri
Corebridge Insurance Company of Bermuda, Ltd.	Bermuda
American General Life Insurance Company	Texas
SunAmerica Asset Management, LLC[1]	Delaware
Corebridge Capital Services, Inc.[2]	Delaware
The Variable Annuity Life Insurance Company	Texas
VALIC Financial Advisors, Inc.	Texas
VALIC Retirement Services Company	Texas
VALIC Trust Company Inc.	New Hampshire
The United States Life Insurance Company in the City of New York	New York
SAFG Capital LLC	Delaware
Corebridge Institutional Investments Holdings Corp.	Delaware
Corebridge Institutional Investments (Europe), Limited	England and Wales
Corebridge Institutional Investments (U.S.), LLC	Delaware
Corebridge Real Estate Investors Inc.	Delaware
Corebridge Europe Real Estate Fund I GP S.a r.l.	Luxembourg
Corebridge U.S. Real Estate Fund I GP, LLC	Delaware
Corebridge U.S. Real Estate Fund II GP, LLC	Delaware
Corebridge Europe Real Estate Fund II GP S.a r.l.	Luxembourg
Corebridge U.S. Real Estate Fund III GP, LP	Delaware
Corebridge U.S. Real Estate Fund IV GP, LLC	Delaware
Corebridge U.S. Real Estate Fund V GP, LLC	Delaware
Corebridge Markets, LLC	Delaware

1     On January 1, 2026, AGL sold all of the outstanding membership interests in SunAmerica Asset Management, LLC to Venerable Holdings, Inc., a Delaware corporation. For more information, please see Corebridge Financial’s Form 8-K filed with the SEC on January 5, 2026.
2    A wholly-owned subsidiary of AGL as of January 1, 2026.